UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2016

CORBUS PHARMACEUTICALS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37348	46-4348039
(State or other jurisdiction of incorporation)	(Commission\ File Number)	(IRS Employer Identification No.)

100 River Ridge Drive, Norwood, MA	02062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 963-0100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 20, 2016, Corbus Pharmaceuticals Holdings, Inc. (the “Company”) entered into a consulting agreement (the “Consulting Agreement”) with Orchestra Medical Ventures, LLC, a Delaware limited liability company (“Orchestra”), a healthcare investment management firm, pursuant to which Orchestra will provide consulting and advisory services related to identifying and evaluating strategic relationships, licensing opportunities and business strategies for the Company. David Hochman, a member of the Company’s Board of Directors, is the Managing Partner of Orchestra.

The term of the Consulting Agreement will commence on September 20, 2016 and expire on March 20, 2017, subject to renewal upon mutual agreement of the parties. Pursuant to the terms of the Consulting Agreement, the Company will pay to Orchestra cash compensation in an aggregate amount of $100,000, payable in equal monthly installments. In addition, as approved by the Company’s Compensation Committee, effective as of September 16, 2016, the Company granted an equity incentive award to Orchestra consisting of options to purchase 50,000 shares (the “Option Shares”) of the Company’s common stock, par value $0.0001 per share, (the “Option Award”) pursuant to the Company’s 2014 Equity Compensation Plan (the “Plan”). The Option Award shall be made in accordance with the terms of the Plan and fifty percent (50%) of the Option Shares will vest on the three (3) month anniversary of the date of grant of the Option Award with the remainder of the Option Shares vesting on the six (6) month anniversary of the date of grant of the Option Award.

The foregoing summary of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the Consulting Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Consulting Agreement, dated September 20, 2016, by and between the Company and Orchestra

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORBUS PHARMACEUTICALS HOLDINGS, INC.

Dated: September 21, 2016	By:	/s/ Yuval Cohen
	Name:	Yuval Cohen
	Title:	Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Consulting Agreement, dated September 20, 2016, by and between the Company and Orchestra